EXHIBIT “99.1”

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2023 Results

Dallas (August 7, 2023) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the second quarter ended June 30, 2023.

During the three months ended June 30, 2023, the Company reported a net loss of $6,000 compared to a net income of 138,000 for the three months ended June 30, 2022.

For the three months ended June 30, 2023 the Company had revenue of $35,000 including $26,000 for rental income and $9,000 for management fees as compared to rental income of $26,000 and management fee of $21,000 for the comparable period in 2022.

For the three months ended June 30, 2023, corporate general & administrative expenses were $81,000 as compared to $80,000 for the comparable periods in 2022.

Included in other income for the three months ended June 30, 2022 is $62,000 which represents the collection of an investment that had previously been fully reserved. In addition, during the three months ended June 30, 2022 the company sold equipment and recorded a gain of $68,000.

New Concept Energy, Inc. is a Dallas-based company which owns real estate West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$432	$436
Note receivable - related party	3,542	3,542
Other current assets	45	30
Total current assets	$4,019	$4,008

Property and equipment, net of depreciation
Land, buildings and equipment	625	631

Total assets	$4,644	$4,639

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - CONTINUED

(unaudited)

(dollars in thousands, except par value amount)

	June 30, 2023	December 31, 2022

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$20	$23
Accrued expenses	37	40
Total current liabilities	57	63

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at June 30, 2023 and December 31, 2022	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,044)	(59,055)

Total shareholder equity	4,587	4,576

Total liabilities & equity	$4,644	$4,639

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NEW CONCEPT ENERGY, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2023	2022	2023	2022
Revenue
Rent	$26	$26	$51	$51
Management Fee	9	$21	29	$41

Total Revenues	35	47	80	92

Operating expenses
Operating Expenses	14	13	26	25
Corporate general and administrative	81	80	149	160
Total Operating Expenses	95	93	175	185
Operating earnings (loss)	(60)	(46)	(95)	(93)

Other income (expense)
Interest income - related party	54	54	106	106
Other income, net	-	130	-	130
	54	184	106	236

Net income (loss) applicable to common shares	(6)	138	11	143

Net income per common share-basic and diluted	$(0.01)	$0.02	$0.01	$0.03

Weighted average common and equivalent shares outstanding - basic	5,132	5,132	5,132	5,132

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